Form F-1 | Greifenberg Digital Limited

Exhibit 10.7

Strictly Confidential

5 August 2022

The Directors

Greifenberg Digital Limited
Suite 130 – 10691 Shellbridge Way,

Richmond, BC V6X2W8
Canada

Dear Sirs,

Greifenberg Digital Limited ("Greifenberg") intends to list its shares through an initial public offering ("IPO") on the Nasdaq Capital Markets ("Nasdaq").

This letter confirms our understanding that, with effect from the date of this letter Griefenberg (the "Client") has engaged Gold Times Holdings Limited ("GTHL"), or its nominee to act as its Corporate Advisor ("Corporate Advisor") with respect to the initial public offering of securities of Greifenberg, on the Nasdaq, on the terms set out below.

In relation to GTHL's appointment as Corporate Advisor, GTHL acknowledges the Client retains the right to appoint, if any, one or more Lead Managers and/or Underwriters to the IPO, such appointments not to be made without notifying GTHL. GTHL shall not be liable for any losses, damages, claims or liabilities arising out of the actions taken or failed to be taken by or advice given by any of the Lead Managers and/or Brokers, if any, to the IPO.

1.	SCOPE OF ENGAGEMENT

As part of the engagement, GTHL will perform services for the Client in connection with the IPO as are customary and appropriate in transactions of this nature for the role of a Corporate Advisor and otherwise as reasonably requested by the Client.

GTHL in its role as Corporate Advisor provide the following services to the Client in respect of the IPO:

IPO

(a)	Assist the Client with the identification, selection of, and negotiations with, the Lead Manager(s) / Underwriter at the Client's request.

(b)	Assist in the preparing of the presentation material and coordination of the IPO, at the direction of the Client or Lead Manager(s) including, without limitation, by way of coordination of institutional and broker road shows, and coordination with the investors and media relations at the Client's request.

(c)	Assist and support the accounting department in preparation of the financial information and documents required for the Prospectus including assisting in all drafting of corporate governance documents and all documents for the Directors to meet their responsibilities.

(d)	Assist in the overall management of the IPO process and assisting and co-ordinating the preparation of documentation as required for the IPO including the Prospectus, Nasdaq announcements, presentations and commitment letters.

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Suite 1406A, 14/F, The Belgian Bank Building, No. 721 - 725, Nathan Road, Kowloon, Hong Kong

Gold Times Holdings Limited

2.	INFORMATION

In connection with GTHL's engagement, the Client will (a) furnish GTHL with such information as GTHL may reasonably request in connection with the performance by GTHL of its services hereunder, and (b) will provide GTHL with reasonable access to the officers, directors, employees, accountants, counsel and other representatives of Greifenberg, (collectively, the "Representatives"), it being understood that GTHL will rely on such information without assuming responsibility for independent investigation or verification thereof.

The Client warrants and undertakes to GTHL in respect of all information supplied by it that (a) it has not obtained such information other than by lawful means and (b) disclosure to GTHL will not breach any agreement or duty of confidentiality owed to third parties.

The Client agrees to promptly advise GTHL of any material event or change in the business, affairs, condition (financial or otherwise) or prospects that occurs during the term of GTHL's engagement hereunder.

All non-public information concerning the Client which is given to GTHL will be used solely in the course of the performance of our services hereunder and will be treated confidentially by us for so long as it remains non-public. Except as otherwise required by law or regulation, the rules of any stock exchange, any order by a court or tribunal, or any governmental or administrative body, GTHL will not disclose this information to a third party without the prior written consent of the Client.

The Client is solely responsible for the contents of the Prospectus.

3.	FEES AND EXPENSES

In consideration for the services provided by GTHL, as set out in this letter, the Client agrees to pay GTHL the following fees, costs and expenses. This letter does not deal with any fees for financing or additional services that may be covered under a separate agreement.

GTHL proceeds with this letter on the basis that the total fees payable to GTHL by the Client for this engagement is US$300,000 in cash and US$300,000 in shares in the Company.

The Client will pay the fees to GTHL as follows:

(a)	a fee of US$100,000 is payable upon the submission of the Form F-1 with the SEC and Nasdaq;
(b)	a fee of US$200,000 is payable upon the successful listing of the Client's shares on the Nasdaq an
(c)	the Client shall issue to GTHL or its nominees US$300,000 of the Client's shares at the IPO price, upon the listing on the Nasdaq.

4.	OTHER MATTERS

If the process takes a course that, as at the date of this letter is not anticipated, the Client and GTHL will negotiate in good faith acting reasonably to agree on a fee arrangement which is within the spirit of the above arrangements.

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Suite 1406A, 14/F, The Belgian Bank Building, No. 721 - 725, Nathan Road, Kowloon, Hong Kong

Gold Times Holdings Limited

5.	EXPENSES

The Client will reimburse all reasonable out-of-pocket expenses incurred by GTHL in carrying out this engagement, regardless of whether the IPO is completed. These costs will include (but are not limited to) communications, document production costs, couriers, roadshow expenses, travel (business class internationally, economy class domestically) and accommodation and legal costs and disbursements and stamping fees and all printing costs associated with the IPO. GTHL will only be reimbursed for any individual expense item exceeding US$1,000 where the Client has given its written approval prior to the expense being incurred.

If required, GTHL will substantiate all out-of-pocket costs and expenses by reasonable documentary evidence.

The Client will be responsible for all other fees and expenses of other advisors to the Client in connection with the IPO, and all costs of printing and registration of IPO documents and listing of the securities the subject of the IPO.

6.	PAYMENT

Unless otherwise specified in this letter, GTHL's payment terms are invoiced in advance. GTHL reserves the right to charge interest at 8% pa on payments upon delay of payment.

All payments to be made by the Client to GTHL under this engagement must be made in United States dollars to such account(s) as GTHL advises the Client. All payments to be made by the Client must be made free and clear of any set-off, counterclaim, withholding or other deduction such that the net amount received by GTHL is the same as the gross amount payable as if no withholding or deduction has been made. If the Client is required by applicable law to make any withholding or deduction on account of taxes with respect to any amount payable by it under this engagement, it must promptly deliver to GTHL all tax receipts evidencing payment of all such taxes withheld or deducted.

7.	DISCLOSURE OF INTERESTS

The Client also acknowledges that from time to time, GTHL may trade positions or otherwise effect transactions for its own account or the account of its clients and hold long or short positions in debt, equity or other securities or senior loans of, and have derivative transactions with or in relation to the securities of, companies which may be the subject of the transactions contemplated by this engagement.

8.	CONFIDENTIAL INFORMATION

The Client acknowledges that GTHL will not have any duty to disclose to the Client any information which comes to their notice in the course of carrying on any other business or as a result of or in connection with the provision of services to other persons. The Client accepts that GTHL, and its other branches and associates may be prohibited from disclosing, or it may be inappropriate for GTHL to disclose, such information to the Client.

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Suite 1406A, 14/F, The Belgian Bank Building, No. 721 - 725, Nathan Road, Kowloon, Hong Kong

Gold Times Holdings Limited

9.	CONFIRMATION AND UNDERTAKINGS

The Client confirms and undertakes to GTHL that:

(a)	it is the responsibility of the Client to satisfy itself as to:

(i)	the accounting classification, taxation and stamp duty consequences of any transaction contemplated by or during the course of this engagement;

(ii)	the validity, sufficiency, due execution and enforceability of all agreements entered into with respect to any such transaction; and

(iii)	its compliance with all applicable legal and regulatory provisions in relation to this engagement and any such transaction;

The Client acknowledges that it will request its legal and accounting advisors to advise on these matters as appropriate and that GTHL will not be providing any tax, legal or regulatory advice;

(b)	the Client will provide GTHL with such information as GTHL may reasonably request in connection with the performance by GTHL of its services under this engagement;

(c)	in respect of such information which has been or will be supplied to GTHL, the Client warrants and undertakes to GTHL that it has not obtained such information other than by lawful means and disclosure to GTHL will not breach any agreement or duty of confidentiality owed to third parties;

(d)	GTHL does not assume responsibility for, or for independently verifying, the accuracy or completeness of such information;

(e)	the Client will at all times keep GTHL informed of all strategies and discussions in relation to the IPO;

(f)	if requested by GTHL, GTHL shall be named as Corporate Advisor in any announcements, circulars or communications regarding the IPO in the manner and place in which it is customary or required for parties providing such services to be named and acknowledges that the Client may also be required to make appropriate reference to any Lead Managers and/or Underwriters appointed to the IPO;

(g)	the Client will, at its own expense, engage such legal, accounting and other advisors as may be required in connection with the IPO and agrees that the substance of all material advice received from such advisors will, be made known to GTHL (subject to a carve out for any advice provided which is the subject of legal professional privilege);

(h)	the Client will provide GTHL with reasonable access to the Client's directors, officers, key management, legal and accounting advisors and other relevant persons for the purpose of performing the services under this engagement;

(i)	the Client will comply with all applicable laws and regulations in relation to the IPO;

(j)	the Client agrees to promptly advise GTHL of any material event or change in its business, affairs, condition (financial or otherwise) or prospects that occurs during the term of GTHL's engagement; and

(k)	except as may be required by law or regulation, the rules of any stock exchange, any order by a court or tribunal, or any governmental or administrative body, no advice rendered by GTHL to the Client in connection with this engagement will be disclosed or quoted, nor will any of that advice be referred to in any report, document, press release, public statement, or other communication by the Client or any corporation controlling, controlled by, or under the control of or affiliated with them or any director, employee or agent of the Client or any of those entities without GTHL's prior written consent (which consent will not be unreasonably withheld or delayed) and no third party is entitled to rely on any such advice.

The Client represents and warrants to GTHL that this engagement is legally valid and binding on the Client and enforceable against it in accordance with its terms and the execution of this letter has been duly authorised and approved and all necessary corporate and other actions required to be taken by the Client have been taken.

GTHL represents and warrants to the Client that this engagement is legally valid and binding on GTHL and enforceable against it in accordance with its terms and the execution of this letter has been duly authorised and approved and all necessary corporate and other actions required to be taken by the Client have been taken.

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Suite 1406A, 14/F, The Belgian Bank Building, No. 721 - 725, Nathan Road, Kowloon, Hong Kong

Gold Times Holdings Limited

10.	INDEMNITY

Since GTHL will be acting on behalf of the Client in connection with its engagement hereunder, the Client agrees to indemnify GTHL, and certain related persons and entities, upon the terms and in the manner set out in the Annexure 1 to this letter.

11.	ADVISORS' ROLE

GTHL's role is that of an independent contractor and nothing in this letter is intended to create or shall be construed as creating a fiduciary relationship between the Client and GTHL. Although GTHL agrees to provide corporate structuring and documentation assistance to the Client in connection with the IPO, this agreement does not constitute or otherwise evidence a commitment on the part of GTHL to (i) purchase, underwrite or subscribe for any securities or enter into an underwriting agreement, (ii) make any loans, or (iii) arrange, underwrite or otherwise provide any financing to the Client or its associates or any other party.

GTHL has been engaged only by the Client and the Client's engagement of GTHL is not deemed to be on behalf of and is not intended to confer rights upon any person not a party to this letter (including, but not limited to, any shareholder, partner, owner, director or employee of the Client).

12.	ANNOUNCEMENTS

Prior to completion of the IPO or during any longer period during which restrictions may apply under applicable law, GTHL agrees that it will not make any public announcement or public communication in connection with the IPO without the prior written consent of the Client. The Client agrees that GTHL has the right following the closing of the IPO to place advertisements in financial and other newspapers, journals, websites and other marketing material at its own expense describing its services to the Client under this engagement, subject to the Client's prior written consent of the wording of such advertisements (not to be unreasonably withheld or delayed), but may not disclose any non-public information concerning the IPO without the prior written consent of the Client.

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Suite 1406A, 14/F, The Belgian Bank Building, No. 721 - 725, Nathan Road, Kowloon, Hong Kong

Gold Times Holdings Limited

13.	TERMINATION

GTHL's engagement will commence on the date of this Mandate and will continue until the earlier of Completion of the IPO and 15 months after the date of this Mandate, unless terminated earlier as provided below.

The Client may at any time terminate GTHL's engagement by providing 2 months' written notice of termination. GTHL may, by 2 months' written notice, terminate its own engagement under this letter at any time.

The parties agree that the provisions of this letter relating to confidential information and indemnity and release continue to operate after termination of GTHL's engagement under this letter and that termination will not release the Client from any of its payment obligations accrued up to termination.

If:

(a)	the Client terminates GTHL's engagement under this letter for reasons other than GTHL's wilful misconduct, gross negligence, fraud, recklessness, dishonesty or breach of contract; or

(b)	GTHL terminates its engagement under this letter because of a Client's wilful misconduct or gross negligence,

and at any time prior to the expiration of 365 days after such termination, the IPO as envisaged in this Mandate is completed, then GTHL will be entitled to the Fees (not paid) to GTHL specified in Section 3.

14.	INTELLECTUAL PROPERTY

The files, reports, plans, proposals, documentation, financial models, and all other work developed by GTHL in relation to the engagement in electronic and hard copy form will be the property of the Client. GTHL will be entitled to retain such of its own files and working papers as are reasonably necessary to support the work undertaken and in accordance with the law, its own document retention policies and for verification purposes. Otherwise GTHL agrees that it will return to the Client all files, reports, plans, proposals, documentation, financial models and information obtained as a result of the engagement within seven (7) days of receipt of a request from the Client to do so, or as soon as practical upon termination.

15.	ENTIRE UNDERSTANDING AND VARIATION

This letter constitutes the entire agreement between the parties with respect to its subject matter and supersedes all prior agreements and understandings in any form, written or oral, between the parties with respect to its subject matter, unless expressly agreed otherwise by the parties. The terms of this letter may not be amended or modified except in writing signed by each of the parties.

16.	GOVERNING LAW

This engagement is governed by and construed in accordance with the laws in force in Hong Kong Special Administrative Region. The parties irrevocably and unconditionally submit to the non-exclusive jurisdiction of the courts of Hong Kong Special Administrative Region.

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Suite 1406A, 14/F, The Belgian Bank Building, No. 721 - 725, Nathan Road, Kowloon, Hong Kong

Gold Times Holdings Limited

Please confirm the terms of this engagement by signing the enclosed duplicate of this letter and returning it to GTHL, attention Chief Executive Officer.

We look forward to working with you on this transaction.

Yours sincerely

GOLD TIMES HOLDINGS LIMITED

________________________

Elvis Diao
Director

On behalf of Greifenberg Digital Limited., I confirm the appointment of Gold Times Holdings Limited on the terms of this letter.

________________________

Name:

Position:

Date:

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Suite 1406A, 14/F, The Belgian Bank Building, No. 721 - 725, Nathan Road, Kowloon, Hong Kong

Gold Times Holdings Limited

ANNEXURE 1

Engagement of Gold Times Holdings Limited ("GTHL") to act as Corporate Advisor with respect to the IPO of Greifenberg Digital Limited ("Greifenberg"), as set out in the letter of engagement dated 5 August 2022 between Greifenberg and GTHL (the "Engagement").

For the purposes of this Annex:

"Company" means Greifenberg Digital Limited;

"GTHL" means Gold Times Holdings Limited;

"Indemnified Person" means GTHL or any of their respective affiliates or related bodies corporate, the respective directors, officers, partners, agents or employees of GTHL, or any other person controlling GTHL or any of its affiliates (and collectively, "Indemnified Persons"); and

"Losses" means any costs, claims, damages, liabilities or other losses (including actions or proceedings in respect thereof), excluding consequential losses and indirect losses.

In further consideration of GTHL agreeing to enter into the Engagement, the Company hereby, with effect from the date of the Engagement, agrees as follows:

1.	If an Indemnified Person in any capacity becomes involved in any action, claim, suit, investigation or proceeding, actual or threatened, brought by or against any person, including shareholders of the Company, in connection with or as a result of the Engagement or any matter referred to in the Engagement, the Company will, on a full indemnity basis, reimburse such Indemnified Person for its reasonable and customary legal and other expenses (including without limitation the costs and expenses incurred in connection with investigating, preparing for and responding to third party subpoenas or enforcing the Engagement), if any, incurred in connection therewith as such costs and expenses are incurred, except that this clause 1 shall not apply to any Losses that resulted primarily from breach of contract, the wilful misconduct, dishonest, fraud, recklessness or gross negligence of such Indemnified Person..

2.	To the fullest extent permitted by law, the Company will indemnify and hold harmless any Indemnified Person from and against, and the Company agrees that no Indemnified Person shall have any liability to the Company or its owners, parents, affiliates, security holders or creditors for, Losses: (A) related to or arising out of (i) the Company's actions or failures to act (including statements or omissions made or information provided by the Company or its agents) or (ii) actions or failures to act by an Indemnified Person (a) with the Company's consent; or (b) or in reliance on the Company's actions or failures to act; or (B) otherwise related to or arising out of the Engagement or GTHL's performance thereof, except that this clause 2 shall not apply to any Losses that resulted primarily from breach of contract, the wilful misconduct, fraud, recklessness or gross negligence of such Indemnified Person.

3.	If indemnification provided for above is, for any reason, not available or insufficient to hold an Indemnified Person harmless, the Company will contribute to the Losses involved in such proportion as is appropriate to reflect the relative benefits received (or anticipated to be received) by the Company, on the one hand, and by the Indemnified Person, on the other hand, with respect to the Engagement or, if such allocation is finally determined by a court or arbitral tribunal to be unavailable, in such proportion as is appropriate to reflect other equitable considerations such as the relative fault of the Company on the one hand and of the Indemnified Person on the other hand; provided, however, that, to the extent permitted by applicable law, the Indemnified Persons shall not be responsible for amounts which in the aggregate are in excess of the amount of all fees actually received by GTHL from the Company in connection with the Engagement. Relative benefits to the Company, on the one hand, and GTHL, on the other hand, with respect to the Engagement shall be deemed to be in the same proportion as (i) the gross proceeds of the IPO, bears to (ii) all fees actually received by GTHL in connection with the Engagement.

4.	If any proceedings are brought or threatened in writing to be brought against an Indemnified Person in respect of which the Indemnified Person is entitled to indemnification under this agreement, the Indemnified Person will notify the Company in writing of such proceedings as soon as reasonably practicable and, in any event, within 5 business days of becoming aware any such actual or threatened proceedings. Failure on the part of GTHL to notify the Company in accordance with this paragraph 4 does not affect the right of an Indemnified Person to be indemnified under this annex.

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Suite 1406A, 14/F, The Belgian Bank Building, No. 721 - 725, Nathan Road, Kowloon, Hong Kong

Gold Times Holdings Limited

5.	The Company will be entitled, at its option and at its own cost, to take over the conduct of any proceedings involving an Indemnified Person in respect of which an Indemnified Person is, or may be, entitled to indemnification under this agreement, including the engagement of solicitors and counsel reasonably satisfactory to the Indemnified Person and the payment of fees. If the Company gives notice to the Indemnified Person that it will take over the conduct of proceedings, the conduct of the claim will be under the management, control and cost of the Client or its insurers provided that:

(a)	the Company consults with the Indemnified Person regarding the appointment of legal counsel;

(b)	the Company diligently defends the proceedings and ensures that GTHL and any other Indemnified Person is kept fully informed throughout the proceedings;

(c)	following such assumption by the Company and subject to paragraph 5(e), the Indemnified Person has no liability for any costs or expenses associated with the proceedings;

(d)	the Company has reasonable regard to preserving GTHL's reputation; and

(e)	the Indemnified Person has the right to independent legal representation (at the Company's expense) concerning or with respect to the proceedings.

6.	The Company will not, without the Indemnified Person's prior written consent, which must not be unreasonably withheld, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any action, claim, suit, investigation or proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is a party thereto) unless such settlement, compromise, consent or termination includes a release of each Indemnified Person from any liabilities arising out of such action, claim, suit, investigation or proceeding. The Company will not permit any such settlement, compromise, consent or termination to include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of an Indemnified Person, without such Indemnified Person's prior written consent.

7.	No Indemnified Person seeking indemnification, reimbursement or contribution under this agreement will, without the Company's prior written consent, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any action, claim, suit, investigation or proceeding referred to herein.

8.	Prior to entering into any agreement or arrangement with respect to, or effecting, any merger, statutory exchange or other business combination or proposed sale or exchange, dividend or other distribution or liquidation of all or a significant portion of its assets in one or a series of transactions or any significant recapitalization or reclassification of its outstanding securities that does not directly or indirectly provide for the assumption of the obligations of the Company set forth herein, the Company will notify GTHL in writing thereof (if not previously so notified) and, if requested by GTHL, shall arrange in connection therewith alternative means of providing for the obligations of the Company set forth herein, including the assumption of such obligations by another party, insurance, surety bonds or the creation of an escrow, in each case in an amount and upon terms and conditions satisfactory to GTHL (acting reasonably).

9.	The Company's obligations hereunder shall be in addition to any rights that any Indemnified Person may have at common law or otherwise. The Company acknowledges that in connection with the Engagement, GTHL is acting as an independent contractor and not in any other capacity with duties owing solely to the Company.

10.	The provisions of this agreement shall apply to the Engagement (including related activities prior to the date hereof) and any modification thereof and shall remain in full force and effect regardless of the completion or termination of the Engagement. If any term, provision, covenant or restriction herein is held by a court of competent jurisdiction to be invalid, void or unenforceable or against public policy, the remainder of the terms, provisions and restrictions contained herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

GTHL hereby agrees, and the Company hereby agrees for itself and, to the extent permitted by applicable law, on behalf of its security holders, to waive any right to trial by jury with respect to any claim, counter-claim or action arising out of the Engagement or GTHL's performance thereof.

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Suite 1406A, 14/F, The Belgian Bank Building, No. 721 - 725, Nathan Road, Kowloon, Hong Kong